Exhibit 10.23

REVISED

December 15, 2006

Mr. Theodore R. Cahall, Jr.

3718 Smithers Avenue South

Renton, WA 98055

Dear Ted:

Congratulations! AOL LLC (“AOL” or “Company”) is pleased to offer you the position of Executive Vice President, Platforms, reporting to the Chief Operating Officer or his or her functional equivalent. This letter sets forth the economics and key employment conditions in your new position.

Location: Your primary work location will be Dulles, Virginia, but you shall make yourself available for travel to other locations as business needs require and in order to facilitate effective interaction between you and other members of management and the Company.

Base Salary: Your compensation will be $20,208.34 semi-monthly (“Base Salary”), less applicable withholdings, which if calculated on a yearly basis is $485,000.16. Your Base Salary will be reviewed annually and may be increased based on your individual performance or changes in competitive market conditions.

Annual Incentive Plan: In addition to Base Salary, the Company typically pays its executives an annual cash bonus (“Bonus”) pursuant to the terms of its Annual Incentive Plan (“AIP”). Although a Bonus (and its amount, if a Bonus is paid) is fully discretionary, your target annual bonus as a percentage of your annual Base Salary is 75 percent. Each year, the Company will review its overall performance and your individual performance, and will determine your Bonus, if any. Although as a general matter the Company expects to pay Bonuses at the target level in cases of satisfactory individual performance, the Company does not commit to paying any Bonus, and your Bonus may be negatively affected by the exercise of the Company’s discretion or by overall Company performance. Assuming you start your employment prior to October 1, 2007, you will be eligible to receive a portion of your 2007 AIP Bonus which shall be pro-rated beginning on your first day of employment.

Signing Bonus: In addition, you will receive a one-time signing bonus in the amount of $550,000.00, less applicable withholdings, which will be paid the second pay period following your first day of employment; however, if you resign during your first 12 months of employment, you must repay the signing bonus to the Company within 30 days of your resignation.

Stock Options and Restricted Stock Units: You will be granted an option to purchase 75,000 shares of Time Warner Inc. (Time Warner) common stock, subject to Board of Director approval, vesting equally on an annual basis, over a four (4) year period (Stock Option grant). Additionally, you will receive a one-time award of 20,000 restricted stock units (RSU’s), subject to Board of Director approval, of which 50% will vest on the third anniversary of the award date and the remaining 50% will vest on the fourth anniversary of the award date. Your Stock Option grant date and your RSU award date will be as soon as possible following your first day of employment, pending Board of Director approval and administrative processing. The exercise price for your Stock Option grant will be the Fair Market Value on your grant date which is determined by the average of the high and low sales prices of Time Warner common stock on the NYSE on that day. (Note that AOL and Time Warner may discontinue granting options to purchase shares of Time Warner common stock at any time.) Your Stock Option grant and your award of RSU’s shall be governed in accordance with the terms and conditions of the plans, agreements and notices under which they were issued.

Long-Term Incentive Program: You may participate in the Company’s long-term incentive program at the sole discretion of the Company and in accordance with the terms of the program. The Company will consider you among the pool of candidates eligible for the long-term incentive program in 2008 and thereafter; however, nothing in this letter shall be considered a guarantee of your participation in that program

Relocation Assistance: In addition to your salary, annual incentives, stock options and sign-on bonus, you will be eligible for relocation assistance, as set forth in the enclosed copy of Executive Relocation Assistance Program D. You may initiate your relocation at any time within 12 months of starting employment with AOL, Inc. All amounts paid to you or on your behalf for reimbursement of relocation expenses will be appropriately reported on your W-2 as either taxable or non-taxable income. If you resign from the Company within 12 months of initiating relocation, you will be required to repay in full, within 30 days, the total amount paid for relocation expenses either to you or on your behalf.

Please do not initiate any relocation activities without first contacting the relocation department. To initiate relocation, please contact Laurie Steinemer, Sr. Relocation Consultant, at LSteinemer@aol.com. Please be advised that Relocation Department’s receipt of your signed Reimbursement Agreement (Appendix A) and Promissory Note (Appendix B) is required prior to payment of any approved relocation expenses.

Benefits: The Company offers a generous and comprehensive benefits package, including health, disability, and life insurance. You and your family members will be eligible to participate in a full range of benefits in accordance with the Company’s current eligibility requirements. It will be necessary for you to make benefit elections within 30 days of your hire date with the Company. If you do not make an election within the designated timeframe, you will be enrolled into the benefits default plan and you will be responsible for any associated costs. Employee benefits are subject to change at the sole discretion of the Company. A copy of the benefits brochure is enclosed.

Vacation: You are eligible for four (4) weeks vacation annually, in addition to the company’s recognized holidays and personal days.

Key Employment Conditions: This offer is contingent on your submission of satisfactory proof of eligibility to work in the United States. You must bring documentary proof of your eligibility to work with you on your first day of work. Please contact me if you have any questions about what documents are acceptable for this purpose.

This offer also is contingent upon the results of a pre-employment background check, which may include confirmation of your Social Security number, verification of prior employment, verification of education, if applicable, and a criminal records check. If the results of the pre-employment background check are not satisfactory, or if the Company determines that you have falsified or failed to disclose relevant information on your application, the Company reserves the right to withdraw this offer or terminate your employment.

In addition, as a condition of your employment, you must sign and comply with the enclosed Confidentiality, Non-Competition and Proprietary Rights Agreement (“CNPR Agreement”), the terms of which are incorporated herein by reference. Please return an executed copy of this CNPR Agreement by facsimile to 703-265-6601, along with your executed version of this offer letter. You agree that your signature of this letter and start of employment at AOL also constitutes your agreement to abide by the terms of the CNPR Agreement.

Further, as a condition of your employment, you will be required to electronically sign AOL’s Standards of Business Conduct within the first 30 days of your employment and periodically thereafter during your employment as requested by the Company, as an affirmation of your agreement to the Company’s code of ethical and appropriate workplace conduct.

You shall render your services to the Company on a full-time, exclusive basis. However, nothing in this letter precludes you from performing any charitable or civic duties provided that such duties do not interfere with the performance of your duties as an employee of AOL, do not violate the Standards of Business Conduct or the CNPR Agreement, or cause a conflict of interest. You may sit on the boards of non-AOL entities during your employment only if first approved in writing by AOL’s Compliance Council.

Cooperation. During and after your employment with the Company, you agree to assist the Company, upon its reasonable request, in connection with any litigation, investigation, or other matter involving the Company. You agree that such assistance may include, but is not limited to, meeting with the Company’s legal counsel upon request.

Return of Company Property. Upon termination of your employment, or at any other time the Company so requests, you must return to your manager all the Company property in your possession, including, but not limited to, keys, access cards, computers, pagers, telephones and the original and all copies of any written, recorded, or computer readable information about Company practices, procedures, trade secrets, customer lists or marketing associated with the Company’s business.

Termination: Your employment with the Company is at-will, meaning that you or the Company may terminate the employment at any time for any reason not prohibited by law, with or without notice or “cause” (as defined below), subject to the following consequences. Nothing in this offer is intended to create a contract for employment or guarantee of continued employment with the Company. This at-will employment relationship cannot be modified except by an express written agreement signed by you and an authorized officer of the Company. In the event the Company terminates your employment for cause, you shall be entitled as of the termination date to no further compensation under this agreement, except that you shall be entitled to receive: a) such portion of your base compensation as shall have accrued but remain unpaid through the termination date, and b) payment of your AIP bonus earned for the fiscal year ending prior to your termination, at the same time and at the same rate similarly situated continuing employees receive their AIP bonuses, if applicable and if such bonus has not already been paid to you at your termination.

In the event the Company terminates your employment other than for cause, you will be entitled to receive the following, solely in exchange for execution of a Company separation agreement at the time of your termination, which shall contain, among other obligations, a valid release of any and all claims against the Company and its related entities and agents:

•	Your Base Salary accrued through your termination date, including any accrued, but unused vacation in accordance with Company policy;

•	An amount equal to twelve (12) months of your Base Salary at the time of termination, less applicable taxes, payable in a lump sum;

•

Payment of your AIP bonus earned for the fiscal year prior to your termination, at the same time and at the same rate similarly situated continuing employees receive their AIP bonuses, if such bonus has not been paid to you; and

•	At the Company’s expense, continuation of health benefits coverage under COBRA for twelve (12) months beginning the first day of the calendar month following your termination date.

For purposes of this letter, “cause” shall be limited to (i) your conviction of, or nolo contendere or guilty plea to, a felony (whether any right to appeal has been or may be exercised); (ii) your failure or refusal, without proper cause, to perform your duties with the Company, including your obligations under this letter, if such failure or refusal remains uncured for 15 days after written notice to you; (iii) fraud, embezzlement, misappropriation, or reckless or willful destruction of Company property; (iv) breach of any statutory or common law duty of loyalty to the Company; (v) your violation of the CNPR Agreement or the Company’s Standards of Business Conduct; (vi) your improper conduct substantially prejudicial to the Company’s business, or (vii) your failure to cooperate in any internal or external investigation involving the Company.

Orientation: Each Monday AOL holds an Orientation session for new employees. This event is intended to give you an introduction to the company, its online services and employee benefits. On your first day, please report to the Dulles Headquarters building at 8:15 am and notify the receptionist that you are here for Orientation. Orientation begins promptly at 8:30 a.m. and ends at approximately 12:30 p.m.

Commencement Date: The commencement date of your employment will be mutually agreed upon by the Chief Operating Officer and you.

This letter constitutes the full terms and conditions of your employment with the Company. It supersedes any other oral or written promises that may have been made to you.

If you agree to accept this offer, please sign and date one copy of this letter, along with your signed CNPR Agreement and fax it to 703-265-6601 at your earliest convenience so that we can begin making arrangements for your arrival. We hope that your employment with the Company will prove to be exciting and beneficial for both you and us and we look forward to having you aboard. If you have any questions, please do not hesitate to contact me.

Sincerely,

Glenn M. Fox
VP Executive Recruitment & Talent Acquisition AOL LLC

ACCEPTED:	/s/ Theodore R. Cahall, Jr.	DATE:	12-22-06